Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

We consent to the reference to our firm as “experts” in this Registration Statement on Form S-8 pertaining to the Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees of MeadWestvaco Corporation and to the incorporation by reference therein of our report dated January 9, 2004 (except as to note 6 which is as of January 26, 2004 and note 8[a] which is as of February 2, 2004), with respect to the financial statements of Northwood Panelboard Company included in MeadWestvaco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada June 24, 2004	Ernst & Young LLP Chartered Accountants

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